Exhibit (c)(ix)

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                               TATA MOTORS LIMITED
                       BOMBAY HOUSE, 24 HOME MODY STREET,
                                 BOMBAY 400 001

                                                                   July 31, 2003

To,

Citibank, N.A.
ADR Department
111 Wall Street, 5th Floor
New York, New York 10043

            Re: Tata Motors Limited, formerly known as Tata Engineering and
                Locomotive Company Limited (the "Company")--Depositary Receipt Facilities

Ladies and Gentlemen:

            We refer to (i) the Rule 144A Deposit Agreement, dated as of July 15, 1994, as amended on July 19, 1996 and August 13, 1996 and supplemented on August 19, 2002 (the "Rule 144A Deposit Agreement"), among the Company, Citibank, N.A., as Depositary, and all Holders and Beneficial Owners of Rule 144A Global Depositary Receipts issued thereunder and (ii) the International Deposit Agreement, dated as of July 15, 1994, as amended as of July 19, 1996 and August 13, 1996 and supplemented on August 19, 2002 (the "International Deposit Agreement" and, together with the Rule 144A Deposit Agreement, the "Deposit Agreements"), among the Company, Citibank, N.A., as Depositary and all Holders and Beneficial Owners of International Global Depositary Receipts issued thereunder. Terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Deposit Agreements.

            This Letter Agreement will confirm our understanding and agreement as follows:

            1. The Company and the Depositary hereby agree that the common shares of the Company, par value Rs. 10 per share (the "Shares"), to be delivered by the Company upon conversion of 1% Convertible Notes due 2008 (the "Notes"), initially offered and sold to qualified international buyers in reliance on Rule 144A under the U.S. Securities Act of 1933, as amended (the "Securities Act") and outside the United States in reliance on Regulation S under the Securities Act, pursuant to the Purchase Agreement dated July 24, 2003, among the Company and the Managers named therein (the "Purchase Agreement") may be deposited under the Deposit Agreements, in accordance with the terms thereof.

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            2. The Company and the Depositary hereby agree to issue Rule 144A
GDSs against the deposit of Shares, to be delivered upon conversion of the Notes initially offered and sold pursuant to Rule 144A under the Securities Act in accordance with the Rule 144A Deposit Agreement and International GDSs (collectively with the Rule 144A GDSs, the "GDSs") against the deposit of Shares to be delivered upon conversion of Notes initially offered and sold pursuant to Regulation S under the Securities Act in accordance with the Regulation S Deposit Agreement.

            3. The Depositary hereby agrees to deliver depositary receipts evidencing GDS's representing such Shares in accordance with the Deposit Agreements upon receipt of the opinions referred in Section 5 below.

            4. The Company hereby represents and warrants to the Depositary that the terms of the Purchase Agreement provide that the Notes will be resold by the several Managers named in the Purchase Agreement only (i) to persons whom they reasonably believe are qualified institutional buyers (as defined in Rule 144A) in transactions meeting the requirements of Rule 144A or (ii) in accordance with Regulation S under the Securities Act of 1933 to persons other than U.S. persons (as defined in Regulation S).

            5. Upon issuance of the Notes, the Company shall provide the Depositary with an opinion of its Indian counsel to the effect that all consents and approvals necessary under Indian law for issuance and deposit of the Shares with the Custodian have been obtained, such Shares are duly authorized, and, at the time GDSs are issued in respect thereof, will be full entitlement Shares and will be validly issued, fully paid and non-assessable and any preemptive or other rights with respect thereto will have been exercised or validly waived.

            This Letter Agreement shall be deemed to constitute an agreement between the Company and the Depositary as required by Section 2.02 of each of the Deposit Agreements.


                                      -2-
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            This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New
York.

            Kindly indicate your acceptance and agreement to the foregoing by signing this letter below in the space provided.

                              TATA MOTORS LIMITED
                              (formerly known as Tata Engineering and Locomotive Company Limited)


                               By: /s/ Praveen P. Kadle
                                   ---------------------------------------------
                                   Name:  PRAVEEN P. KADLE
                                   Title: EXECUTIVE DIRECTOR

Accepted and Agreed
as of the date first written above

CITIBANK, N.A.,
as Depositary


By: /s/ Susan A. Lucanto
    ------------------------
    Name:  Susan A. Lucanto
    Title: Vice President